Exhibit 4.2.3

SCI SYSTEMS, INC., as Company

SANMINA-SCI USA, INC., as Subsidiary Guarantor

3% Convertible Subordinated Notes Due 2007

SUPPLEMENTAL INDENTURE NO. 3
TO THE SUBORDINATED INDENTURE DATED AS OF MARCH 15, 2000

Dated as of October 7, 2005

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

TRUSTEE

SCI Systems, Inc.
3% Convertible Subordinated Notes Due 2007

SUPPLEMENTAL INDENTURE NO. 3

SUPPLEMENTAL INDENTURE No. 3 (this “Third Supplemental Indenture”), dated as of October 7, 2005, between SCI Systems, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), Sanmina-SCI USA, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Subsidiary Guarantor”) and J.P. Morgan Trust Company, National Association (successor in interest to Bank One Trust Company, National Association), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed a Subordinated Indenture (the “Base Indenture”) and a Supplemental Indenture No. 1 (the “First Supplemental Indenture”), each dated as of March 15, 2000, and the Company, the Gurantor (as defined in the Second Supplemental Indenture) and the Trustee have heretofore executed Supplemental Indenture No. 2 (the “Second Supplemental Indenture”), providing for the issuance from time to time of the Company’s Securities to be issued in one or more series as provided in the Base Indenture. The Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture is referred to herein as the “Indenture”;

WHEREAS, the Company issued its 3% Convertible Subordinated Notes Due 2007 (the “Notes”) under the First Supplemental Indenture;

WHEREAS, the Guarantor entered into the Second Supplemental Indenture to provide that the Notes would be convertible into shares of Guarantor common stock and to agree to be bound by the provisions relating to the conversion of the Notes into Guarantor common stock;

WHEREAS, the Subsidiary Guarantor is willing to guarantee, on a subordinated basis as set forth more fully herein, the payment of the principal of, premium, if any, and interest on the Notes;

WHEREAS, Section 901 of the Base Indenture authorizes the Company, when authorized by a Board Resolution of the Company (a copy of which has been attached as an exhibit to a Secretary’s Certificate delivered to the Trustee of even date herewith), to make changes with respect to matters arising under the Indenture that do not adversely affect the rights of the holders of Notes;

WHEREAS, the Company and the Subsidiary Guarantor desire to execute a supplemental indenture that complies with Section 901 of the Base Indenture;

NOW, THEREFORE, for and in consideration of the premises and the issuance of the Notes provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE 1
RELATION TO BASE INDENTURE; DEFINITIONS

SECTION 1.1.  Relation to Indenture.  This Third Supplemental Indenture constitutes an integral part of the Indenture.  In the event of inconsistencies between the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, the terms of the Third Supplemental Indenture shall govern.

SECTION 1.2.  Certain Definitions.  For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)                                  capitalized terms used herein without definition have the meanings specified in the Indenture;

(2)                                  all other terms used herein without definition which are defined in the TIA, either directly or by reference therein, have the meanings assigned to them therein;

(3)                                  all accounting terms not otherwise defined herein or in the Indenture have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America from time to time;

(4)                                  unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Supplemental Indenture; and

(5)                                  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(6)                                  Amendment to Definitions in First Supplemental Indenture. Section 1.2 of the First Supplemental Indenture is hereby amended to add the following defined terms:

“Subsidiary Guarantor” means Sanmina-SCI USA, Inc., a Delaware corporation.”

“Subsidiary Guarantor Capitalized Lease Obligation” means, with respect to any Person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease on the balance sheet of such Person.

“Subsidiary Guarantor Designated Senior Indebtedness” means (a) the indebtedness represented by each of the guarantees entered into by the Subsidiary Guarantor with respect to the Guarantor’s 10.375% Senior Secured Notes due January 15, 2010 and its 6.75% Senior Subordinated Notes due 2013, (b) the indebtedness and obligations of the Subsidiary Guarantor in its capacity as a guarantor under that certain Credit and Guaranty Agreement, dated as of October 26, 2004 (as it may be amended, supplementaed or otherwise modified), by and among Sanmina-SCI Corporation, the guarantors thereto and the other parties thereto and (c) any Subsidiary Guarantor Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $50,000,000, and is specifically designated by the Subsidiary Guarantor in the instrument evidencing or governing such Subsidiary Guarantor Senior Indebtedness as “Subsidiary Guarantor Designated Senior Indebtedness” for the purposes of this Indenture.

“Subsidiary Guarantor Hedging Obligations” means the obligations of any Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Subsidiary Guarantor Indebtedness” means, with respect to any Person (without duplication):  (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind, or (4) under Subsidiary Guarantor Capitalized Lease Obligations, or (5) under Subsidiary Guarantor Hedging Obligations; (b) any liability of others of a type described in the preceding clause (a) to the extent that such Person has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.  “Subsidiary Guarantor Indebtedness” shall not be construed to include (x) trade payables or credit on open account to trade creditors incurred in the ordinary course of business or (y) obligations or liabilities incurred in connection with the sale, transfer or other disposition of property in connection with the securitization or other asset-based financing thereof; provided, however, that any such sale, transfer or other disposition shall be for valid consideration and shall not be to prefer directly or indirectly any holder of any other obligation or Indebtedness of such Person as to any such other obligation or Subsidiary Guarantor Indebtedness that was already outstanding and did not previously benefit from a Subsidiary Guarantor Lien.

“Subsidiary Guarantor Lien” means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such assets; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a Subsidiary Guarantor Lien.  A contractual grant of a right of set-off does not create a Subsidiary Guarantor Lien in the absence of an agreement to maintain a balance against which such right may be exercised.

“Subsidiary Guarantor Payment Blockage Period” has the meaning specified in Section 9.4 of the First Supplemental Indenture.

“Subsidiary Guarantor Senior Indebtedness” means the principal of, interest on and other amounts due on Subsidiary Guarantor Indebtedness, whether outstanding on the date of the Third Supplemental Indenture or thereafter created, incurred, assumed or guaranteed by the Subsidiary Guarantor, unless, in the instrument creating or evidencing or pursuant to which Subsidiary Guarantor Indebtedness is outstanding, it is expressly provided that such Subsidiary Guarantor Indebtedness is not senior in right of payment to the Notes.  Subsidiary Guarantor Senior Indebtedness includes, with respect to the obligations described above, interest accruing pursuant to the terms of such Subsidiary Guarantor Senior Indebtedness on or after the filing of a petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation.  Notwithstanding anything to the contrary in the foregoing, Subsidiary Guarantor Senior Indebtedness shall not include: (a) Subsidiary Guarantor Indebtedness of or amounts owed by the Subsidiary Guarantor for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Subsidiary Guarantor Indebtedness of the Subsidiary Guarantor to a Subsidiary of the Subsidiary Guarantor, or (c) any liability for federal, state or local or other taxes owed or owing by the Subsidiary Guarantor.

“Subsidiary Guarantor Senior Nonmonetary Default” has the meaning specified in Section 9.4 of the First Supplemental Indenture.

“Subsidiary Guarantor Senior Payment Default” has the meaning specified in Section 9.4 of the First Supplemental Indenture.

“Subsidiary Guaranty” means the guarantee of the Subsidiary Guarantor pursuant to Section 9.1 of the First Supplemental Indenture.

ARTICLE 2
SUBSIDIARY GUARANTY OF NOTES

SECTION 2.1. Subsidiary Guaranty of Notes.  The First Supplemental Indenture is hereby amended to add the following provisions as a new Article 9 to the First Supplemental Indenture to be inserted immediately following Article 8 of the First Supplemental Indenture.  Article 9 of the First Supplemental Indenture shall apply to the Notes only.

“ARTICLE 9

SUBORDINATED SUBSIDIARY GUARANTY OF NOTES

SECTION 9.1.  Subsidiary Guaranty.  Subject to the provisions of this Article 9, the Subsidiary Guarantor hereby unconditionally guarantees, on a subordinated basis as set forth more fully in this Article 9, to each holder of a Note authenticated and delivered by the Trustee in accordance with this Indenture (i) the due and punctual payment of the principal of, premium, if any, and interest (including interest on other amounts which may accrue after the filing against the Company of a petition under the United States Bankruptcy Code (the “Bankruptcy Code”), whether or not the obligation to pay interest on such amounts shall be enforceable against the Company) on such Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of, premium and interest, if any, on such Note, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the holders or the Trustee all in accordance with the terms of such Note and of this Indenture, and (ii) in the case of any extension of time of payment or renewal of any such Note or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise.  A demand for payment under this Article 9 shall not be effective prior to forty-eight (48) hours after a demand upon the Company for full and complete payment of all amounts due and payable under the Notes, unless such demand upon the Company shall be stayed by operation of Section 362 of the Bankruptcy Code or otherwise.  In all other respects, the Subsidiary Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Indenture, any failure to enforce the provisions of any such Note or this Indenture, any waiver, modification or indulgence granted to the Company with respect thereto, by the holder of such Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.  The Subsidiary Guarantor hereby waives diligence, presentment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to any such Note or the debt evidenced thereby and all demands whatsoever (except as specified above), and covenants, that this Subsidiary Guaranty will not be discharged as to any such Note except by payment in full of the principal thereof, premium if any, and interest thereon.  The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantor, on the one hand, and the Noteholder and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture for the purposes of this Subsidiary Guaranty notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; provided that notice of such acceleration has been given to the Subsidiary Guarantor by the Trustee, and (ii) in the event of any declarations of acceleration of such obligations as provided in Article 9 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of this Subsidiary Guaranty.

The Subsidiary Guarantor shall be subrogated to all rights of the holders of any Notes against the Company in respect of any amounts paid to the Noteholder by the Subsidiary Guarantor pursuant to the provisions of this Subsidiary Guaranty; provided that the Subsidiary Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all the Notes shall have been paid in full and until all amounts payable under any Senior Indebtedness shall have been paid in full.

SECTION 9.2.  Subordination Of Subsidiary Guaranty To Subsidiary Guarantor Senior Indebtedness.  The Subsidiary Guarantor, the Trustee and each Holder covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 9, the obligations represented by the Subsidiary Guaranty and the payment by the Subsidiary Guarantor of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Subsidiary Guarantor Senior Indebtedness.

This Article 9 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Subsidiary Guarantor Senior Indebtedness, and such provisions are made for the benefit of the holders of Subsidiary Guarantor Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

SECTION 9.3.  Payment Over Of Proceeds Upon Dissolution, Etc.  In the event of any payment or distribution of assets of the Subsidiary Guarantor for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Subsidiary Guarantor (each such event herein sometimes referred to as a “Subsidiary Guarantor Proceeding”), then except in connection with the consolidation or merger of the Subsidiary Guarantor or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety, upon the terms and conditions described in Article Eight of the Base Indenture, the holders of Subsidiary Guarantor Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due or in respect of such Subsidiary Guarantor Senior Indebtedness before the Holders of any Note are entitled to receive any payment of principal of, and premium, if any, or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes by the Subsidiary Guarantor (“Subsidiary Guarantor Securities Payment”), and the holders of Subsidiary Guarantor Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Notes in any such Subsidiary Guarantor Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section 9.3, the Trustee or the Holder of any Note shall have received any payment or distribution or assets of the Subsidiary Guarantor of any kind or character, whether in cash, property or securities, before all the Subsidiary Guarantor Senior Indebtedness is paid in full, then such payment or distribution shall be held in trust for the holders of Subsidiary Guarantor Senior Indebtedness and shall be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Subsidiary Guarantor for application to the payment of all the Subsidiary Guarantor Senior Indebtedness remaining unpaid, to the extent necessary to pay all the Subsidiary Guarantor Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of the Subsidiary Guarantor Senior Indebtedness.

For purposes of this Article 9 only, the words “any payment or distribution of any kind of character” and “cash, property or securities” shall not be deemed to include a payment or distribution of equity or securities or other instruments of the Subsidiary Guarantor provided for by a plan of reorganization or readjustment or of any other corporation provided for by such plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all then outstanding Subsidiary Guarantor Senior Indebtedness to at least the same extent as the Notes, as the case may be, are so subordinated as provided in this Article 9.

SECTION 9.4.  No Payment When Certain Subsidiary Guarantor Senior Indebtedness In Default.  In the event that any Subsidiary Guarantor Senior Payment Default (as defined below) shall have occurred and be continuing, then no Subsidiary Guarantor Securities Payment shall be made unless and until such Subsidiary Guarantor Senior Payment Default shall have been cured or waived or shall have ceases to exist or all amounts then due and payable in respect of the Subsidiary Guarantor Senior Indebtedness or other obligations that are the subject of such Subsidiary Guarantor Senior Payment Default shall be been paid in full.  For purposes hereof, a “Subsidiary Guarantor Senior Payment Default” shall be been deemed to have occurred if (1) the principal of (or premium, if any), or interest or other amounts on, Subsidiary Guarantor Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, (2) the maturity of any Subsidiary Guarantor Senior Indebtedness has been accelerated because of a default.

In the event that any Subsidiary Guarantor Senior Nonmonetary Default (as defined below) shall have occurred and be continuing, then, upon the receipt by the Subsidiary Guarantor and the Trustee of written notice of such Subsidiary Guarantor Senior Nonmonetary Default from an authorized Person on behalf of any holder of Subsidiary Guarantor Designated Senior Indebtedness, no Subsidiary Guarantor Securities Payment shall be made during the period (the “Subsidiary Guarantor Payment Blockage Period”) commencing on the date of receipt of such written notice (the “Subsidiary Guarantor Blockage Notice”) and ending on the earliest of (i) the 180th day after the date of such receipt of the Subsidiary Guarantor Blockage Notice, (ii) the date, if any, on which the Subsidiary Guarantor Designated Senior Indebtedness to which such default relates is discharged or such default is waived or otherwise cured and (iii) the date, if any, on which such Subsidiary Guarantor Payment Blockage Period shall have been terminated by written notice to the Subsidiary Guarantor or the Trustee from the Person who gave the Subsidiary Guarantor Blockage Notice.  Not more than one Subsidiary Guarantor Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of Subsidiary Guarantor Senior Nonmonetary Defaults which occur during such period.  No Subsidiary Guarantor Senior Nonmonetary Default that existed or was continuing on the date of commencement of any Subsidiary Guarantor Payment Blockage Period with respect to the Subsidiary Guarantor Designated Senior Indebtedness initiating such Subsidiary Guarantor Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Subsidiary Guarantor Payment Blockage Period unless such Subsidiary Guarantor Senior Nonmonetary Default shall have been cured or waived for a period of not less than 90 consecutive days.  For purposes hereof, “Subsidiary Guarantor Senior Nonmonetary Default” means the occurrence or existence of any event, circumstance, condition or state of facts that, by the terms of any instrument pursuant to which any Subsidiary Guarantor Designated Senior Indebtedness is outstanding, permits one or more holders of such Subsidiary Guarantor Designated Senior Indebtedness (or a trustee or agent on behalf of the holders thereof) to declare such Subsidiary Guarantor Designated Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Subsidiary Guarantor Senior Payment Default.

In the event that, notwithstanding the foregoing, the Subsidiary Guarantor shall make any payment to the Trustee or any Holder prohibited by the foregoing provisions of this Section 9.4, such payment shall be held in trust for the holders of Subsidiary Guarantor Senior Indebtedness and shall be paid over and delivered forthwith to the holders of Subsidiary Guarantor Senior Indebtedness remaining unpaid, to the extent necessary to pay in full all the Subsidiary Guarantor Senior Indebtedness.

SECTION 9.5.  Payment Permitted If No Default.  Nothing contained in this Article 9 or elsewhere in this Indenture or in the Notes shall, at any time except during the pendency of any Subsidiary Guarantor Proceeding referred to in Section 9.3 or under the conditions described in Section 9.3, prevent (a) the Subsidiary Guarantor from making Subsidiary Guarantor Securities Payments, or (b) the application by the Trustee of any money deposited with it hereunder to Subsidiary Guarantor Securities Payments or the retention of such payment by the Holders in compliance with the Indenture.

SECTION 9.6.  Subrogation To Rights Of Holders Of Subsidiary Guarantor Senior Indebtedness.  Subject to the payment in full of all Subsidiary Guarantor Senior Indebtedness, the rights of the Holders of the Notes shall be subrogated to the rights of the holders of such Subsidiary Guarantor Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Subsidiary Guarantor Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full.  For purposes of such subrogation, no payments or distributions to the holders of the Subsidiary Guarantor Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article 9 and no payments over pursuant to the provisions of this Article 9 to the holders of Subsidiary Guarantor Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Subsidiary Guarantor, its creditors other than holders of Subsidiary Guarantor Senior Indebtedness and the Holders of the Notes be deemed to be a payment or distribution of the Subsidiary Guarantor to or on account of the Subsidiary Guarantor Senior Indebtedness.  Neither the Holders or the Notes nor the Trustee shall have any claim against the holders of the

Subsidiary Guarantor Senior Indebtedness for any impairment of the subrogation rights herein granted arising out of any release of Subsidiary Guarantor Liens securing the Subsidiary Guarantor Senior Indebtedness.

SECTION 9.7.  Provisions Solely To Define Relative Rights. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Subsidiary Guarantor Senior Indebtedness on the other hand.  Nothing contained in this Article 9 or elsewhere in this Indenture or in the Notes is intended to or shall (a) impair, as among the Subsidiary Guarantor, its creditors other than holders of Subsidiary Guarantor Senior Indebtedness and the Holders of the Notes, the obligation of the Subsidiary Guarantor, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Subsidiary Guarantor Senior Indebtedness, is intended to rank equally with all other general obligations of the Subsidiary Guarantor) to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Subsidiary Guarantor of the Holders of the Notes and creditors of the Subsidiary Guarantor other than the holders of Subsidiary Guarantor Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted and applicable by law upon default under this Indenture, subject to the rights, if any, under this Article 9 of the holders of Subsidiary Guarantor Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holders.  The holders of Subsidiary Guarantor Senior Indebtedness shall be entitled to enforce the provisions of this Article 9 against the Company, the Holders of the Notes and the Trustee.

SECTION 9.8.  Trustee To Effectuate Subordination.  Each Holder of a Note by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 9 and appoints the Trustee his attorney-in-fact for any and all such purposes.

SECTION 9.9.  No Waiver Of Subordination Provisions.  No right of any present or future holder of any Subsidiary Guarantor Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Subsidiary Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Subsidiary Guarantor with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such Holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Subsidiary Guarantor Senior Indebtedness, as the case may be, at any time from time to time, without the consent of or notice to the Trustee of the Holders of the Notes, without incurring responsibility to the Trustee or the Holders of the Notes and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of the Holders of the Notes to the holders of Subsidiary

Guarantor Senior Indebtedness, as the case may be, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter Subsidiary Guarantor Senior Indebtedness, as the case may be, or otherwise amend or supplement in any manner Subsidiary Guarantor Senior Indebtedness, as the case may be, or any instrument evidencing the same or any agreement under which Subsidiary Guarantor Senior Indebtedness, as the case may be, is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Subsidiary Guarantor Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Subsidiary Guarantor Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Subsidiary Guarantor and other Person.

SECTION 9.10.  Limitation on Subsidiary Guarantor’s Liability.  The Subsidiary Guarantor and each Holder hereby confirms that it is the intention of each such party that the Subsidiary Guaranty by the Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of any federal or state law.  To effectuate the foregoing intention, the Holders and the Subsidiary Guarantor hereby irrevocably agree that the obligations of the Subsidiary Guarantor under the Subsidiary Guaranty shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor and to any collections from or payments made by or on behalf of the Guarantor in respect of the obligations of the Guarantor, result in the obligations of the Subsidiary Guarantor under the Subsidiary Guaranty not constituting a fraudulent conveyance transfer under federal or state law and not rendering the Subsidiary Guarantor insolvent.

SECTION 9.11.  Notice To Trustee.  The Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to the Subsidiary Guarantor which would prohibit the making of any payment to or by the Trustee in respect of the Notes and of any subsequent cure or waiver thereof.  Notwithstanding the provisions of this Article 9 or any other provision of this Indenture, the Trustee shall not be charged with knowledge or the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof from the Subsidiary Guarantor or a holder of the Subsidiary Guarantor Senior Indebtedness or from any trustee or agent therefor, and prior to the receipt of any such written notice, the Trustee, subject to the provisions of the Trust Indenture Act, shall be entitled in all respect to assume that no such facts exist.

Subject to the provisions of the Trust Indenture Act, the Trustee shall be entitled to rely in good faith on the delivery to it of a written notice by a Person representing himself to be a holder of Subsidiary Guarantor Senior Indebtedness (or a trustee or agent therefor) to establish that such notice has been given by a holder of Subsidiary Guarantor Senior Indebtedness (or a trustee or agent therefor).  In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Subsidiary Guarantor Senior Indebtedness, as the case may be, to participate in any payment or distribution pursuant to this Article 9, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Subsidiary Guarantor Senior Indebtedness, as the case may be, held by such Person, the extent of which is such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 9, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 9.12.  Reliance On Judicial Order Or Certificate Of Liquidation Agent.  Upon any payment or distribution of assets of the Subsidiary Guarantor referred to in this Article 9, the Trustee shall, subject to the provisions of the Trust Indenture Act, and the Holders of the Notes hall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in a Subsidiary Guarantor Proceeding, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Subsidiary Guarantor Senior Indebtedness and other indebtedness of the Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

SECTION 9.13.  Trustee Not Fiduciary For Holders Of Subsidiary Guarantor Senior Indebtedness.  Except to the extent of its obligations under the penultimate paragraph of Section 9.3 and the last paragraph of Section 9.4, the Trustee shall not be deemed to owe any fiduciary duty to the holders of Subsidiary Guarantor Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Subsidiary Guarantor or to any other Person cash, property or securities to which any holders of Subsidiary Guarantor Senior Indebtedness shall be entitled by virtue of this Article 9 or otherwise.  The Trustee’s duties with respect to holders of Subsidiary Guarantor Senior Indebtedness are limited to those specifically set forth in this Indenture, and no implied covenants or obligations shall be construed by any provision hereof.

SECTION 9.14.  Rights Of Trustee As Holder Of Subsidiary Guarantor Senior Indebtedness; Preservation Of Trustee’s Rights.  The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 9 with respect to any Subsidiary Guarantor Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Subsidiary Guarantor Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

SECTION 9.15.  Applicability To Paying Agents.  In case at any time any Paying Agent other than the Trustee shall be been appointed by the Subsidiary Guarantor and be then acting hereunder, the term “Trustee” as used in this Article 9 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article 9 in addition to or in place of the Trustee; provided, however, that this Section 9.15 shall not apply to the

Subsidiary Guarantor or any Affiliate of the Subsidiary Guarantor if it or such Affiliate acts as Paying Agent.

SECTION 9.16.  Defeasance Of This Article 9.  The subordination of the Notes provided by this Article 9 is expressly made subject to the provisions for defeasance or covenant defeasance in Article Twelve of the Base Indenture and, anything herein to the contrary notwithstanding, upon the effectiveness of any such defeasance or covenant defeasance, the Notes then outstanding shall thereupon cease to be subordinated pursuant to this Article 9.

SECTION 9.17.  Article 9 Not To Prevent Events Of Default.  The failure to make a payment on account of principal of or interest or premium on the Notes by reason of any provision of this Article 9 shall not be construed as preventing the occurrence of an Event of Default with respect to the Notes.  Nothing contained in this Article 9 shall limit the right of the Trustee or the Holders of Notes, to take any action to accelerate the maturity of the Notes pursuant to Section 502 of the Base Indenture or to pursue any rights or remedies hereunder; provided that all Subsidiary Guarantor Senior Indebtedness then or thereafter due or declared to be due shall first be paid in full before such Holders or the Trustee are entitled to receive any payment from the Subsidiary Guarantor of principal of or interest on the Notes.

SECTION 9.18.  Execution of Subsidiary Guaranty.  To evidence their guaranty to the Noteholders specified in Section 9.1, the Subsidiary Guarantor hereby agrees to execute the Subsidiary Guaranty in substantially the form above recited to be endorsed on each Note authenticated and delivered by the Trustee after the Effective Time or, in lieu thereof, stamp each such Note with an appropriate notation on such Note.  The Subsidiary Guarantor hereby agrees that its Subsidiary Guaranty set forth in Section 9.1 shall remain in full force and effect notwithstanding any failure to include such endorsement or notation of such Subsidiary Guaranty on each Note.  If applicable, the Subsidiary Guaranty shall be signed on behalf of the Subsidiary Guarantor by its Chairman of the Board, President or a Vice President, prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guaranty on behalf of the Subsidiary Guarantor.  Such signatures upon the Subsidiary Guaranty may be manual or facsimile signatures of the present, past or any future such officers and may be imprinted or otherwise reproduced on the Subsidiary Guaranty, and in case any such officer who shall have signed the Subsidiary Guaranty shall cease to be such officer before the Note on which such Subsidiary Guaranty is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed the Subsidiary Guaranty had not ceased to be such officer of the Subsidiary Guarantor.

SECTION 9.19.  Termination of Subsidiary Guaranty.  This Subsidiary Guaranty shall terminate immediately upon the earliest of the date on which (1) there are no Notes outstanding under the Indenture or (2) the provisions of Article Four of the Base Indenture have been satisfied in full.

SECTION 9.20.   Release of Guarantors; Conduct for Business of Guarantors after release of Subsidiary Guarantors.

(a)                      The Subsidiary Guaranty by the Subsidiary Guarantor shall be automatically and unconditionally released upon (i) the sale or other disposition of capital stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, the Subsidiary Guarantor ceases to be a consolidated subsidiary of the Guarantor under generally accepted accounting principles, or (ii) the consolidation or merger of any the Subsidiary Guarantor with any Person other than the Guarantor or a Subsidiary of the Guarantor, if, as a result of such consolidation or merger, the Subsidiary Guarantor ceases to be a consolidated subsidiary of the Guarantor under generally accepted accounting principles.

(b)                     The releases and discharges set forth in this Section 9.20(a) shall be effective by virtue of a sale, disposition, consolidation or merger, on the date of consummation thereof.  At the written request of the Guarantor delivered to the Trustee, together with an Officers’ Certificate and Opinion of Counsel that such release is authorized and proper and that all conditions precedent to such release have been satisfied, the Trustee shall promptly execute and deliver appropriate instruments in forms reasonably acceptable to the Guarantor evidencing or implementing any releases and discharges pursuant to the forgoing provisions.  If the Guarantor desires the instruments evidencing or implementing any releases and discharges as set forth above, such instruments may be made conditional upon the occurrence of the events necessary to cause the effectiveness of such releases and discharges, as specified in the first sentence of this Section 9.20(b).

(c)                      Notwithstanding the foregoing provisions of this Article 9, the Subsidiary Guarantor, if its Subsidiary Guaranty would otherwise be released pursuant to the provisions of this Section 9.20, may elect, by written notice to the Trustee, to maintain such Subsidiary Guaranty in effect notwithstanding the event or events that otherwise would cause the release of such Subsidiary Guaranty (which election to maintain such Subsidiary Guaranty in effect may be conditional or for a limited period of time).

SECTION 9.21.   Securities and Exchange Commission Reports.  The Subsidiary Guarantor shall file with the Trustee, within 15 days after it files with the Securities and Exchange Commission, copies of the quarterly and annual reports and the information, documents and other reports (or copies or such portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe) that it is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.  The Subsidiary Guarantor shall comply with the other provisions of Section 314(a) of the TIA.

ARTICLE 3
MISCELLANEOUS

SECTION 3.1.  Notices.  Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to the Company:

SCI Systems, Inc.
2101 West Clinton Avenue
Huntsville, Alabama 35805
Telephone No.: (256) 882-4800
Facsimile No.: (256) 882-4466

with a copy to:

SCI Systems, Inc.
2101 West Clinton Avenue
Huntsville, Alabama 35805
Telephone No.: (256) 882-4800
Facsimile No.: (256) 882-4466
Attention: Corporate Counsel

if to Subsidiary Guarantor:

Sanmina-SCI USA, Inc.
2700 North First Street
San Jose, California 95134
Telephone No.: (408) 964-3500
Facsimile No.: (408) 964-3636
Attention: Walter Boileau

if to the Trustee:

J.P. Morgan Trust Company, National Association
227 West Monroe Street
Suite 2600
Chicago, Illinois 60606
Telephone No.: (312) 267-5021
Facsimile No.: (312) 267-5202
Attention: Benita A. Vaughn, Worldwide Securities Services

The Company, Subsidiary Guarantor or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder of the Notes shall be mailed to the Holder of the Notes, by first-class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder of the Notes or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company mails a notice or communication to the Holders of the Notes, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent or co-registrar.

SECTION 3.2. Separability Clause.  In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.3.  GOVERNING LAW.  THIS THIRD SUPPLEMENTAL INDENTURE, TOGETHER WITH THE BASE INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE AND THE SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 3.4.  No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company or Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes or the Company and Subsidiary Guarantor under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder of the Notes shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 3.5.  Successors.  All agreements of the Company and Subsidiary Guarantor in the Indenture and the Notes shall bind their respective successor. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 3.6.  Third Supplemental Indenture.  After the Effective Time, any Notes authenticated and delivered in substitution for, or in lieu of, Notes then outstanding and all Notes presented or delivered to the Trustee on and after the Effective Time for such purpose shall be either restated to give the effect to the Third Supplemental Indenture or, in lieu thereof, stamped with a notation substantially as follows:

The payment of principal of, premium, if any, and interest on the Notes has been guaranteed by Sanmina-SCI USA, Inc. on a subordinated basis as set forth in the Indenture.  The Indenture and a Supplemental Indenture No. 1, each dated as of March 15, 2000, and a Supplemental Indenture No. 2, dated as of December 6,

2001, referred to in this Note have been amended by a Supplemental Indenture No. 3, dated as of October 7, 2005 to provide for such guarantee.  Reference is hereby made to said Supplemental Indenture No. 3, copies of which are on file with Sanmina-SCI USA, Inc. and SCI Systems, Inc., for a statement of the amendment therein made.

Nothing contained in this Third Supplemental Indenture shall require the holder of any Note to submit or exchange such Note prior to the Effective Time in order to obtain the benefits of the Subsidiary Guaranty or any other provisions hereunder.

The Company agrees to provide the Trustee with a stamp or means of reproducing the above legend on the Notes without materially obscuring the text of the Notes.

Anything herein contained to the contrary notwithstanding, the Trustee shall not at any time be under any responsibility to acquire or cause any Note now or hereafter outstanding to be presented or delivered to it for any purpose provided for in this Section 3.6.

SECTION 3.7.  Multiple Originals.  The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Third Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

SCI SYSTEMS, INC., as Company

	By:	/s/authorized signatory
Name:
Title:

Attest:

Name:
Title:
[SEAL]

SANMINA-SCI USA, INC., as Subsidiary Guarantor

	By:	/s/ authorized signatory
Name:
Title:

Attest:

Name:
Title:
[SEAL]

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION

	By:	/s/ Benita A. Vaughn
Name: Benita A. Vaughn
Title: Vice President